Exhibit 10.6

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made as of June 26, 2025, by and among ANTARES STRATEGIC CREDIT FUND II LLC, a Delaware limited liability company (the “Fund”), and ANTARES CAPITAL CREDIT ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated June 26, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser (i) shall pay a portion of the Fund’s Other Operating Expenses (as defined below) to the effect that such expenses do not exceed 1.00% (on annualized basis) of the Fund’s net asset value, and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Fund

(a)	On a monthly basis, the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 1.00% (on annualized basis) of the Fund’s net asset value. For purposes of this Agreement, “Other Operating Expenses” means the Fund’s total organization and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses (including the Fund’s allocable portion of compensation (including salaries, bonuses and benefits), overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator (as defined in the Fund’s Private Placement Memorandum (the “PPM”) in performing its administrative obligations under the Administration Agreement (as defined in the PPM)), excluding the Management Fee (as defined in the PPM), Investment Income Incentive Fee (as defined in the PPM) and Capital Gains Incentive Fees (as defined in the PPM) owed to the Administrator in its capacity as the Fund’s investment adviser, financing fees and costs, brokerage commissions, placement agent fees, costs and expenses of distributing and placing the common shares, extraordinary expenses and any interest expenses owed by the Fund, all as determined in accordance with GAAP.

(b)	At such times as the Adviser determines, the Adviser may elect to pay certain additional expenses of the Fund on the Fund’s behalf (each such payment, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense or shareholder servicing and/or distribution fees of the Fund.

(c)	The Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund on the last calendar day of the applicable month. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Adviser or its affiliates at the request of the Fund.

(d)	The Fund’s right to receive a Voluntary Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Voluntary Expense Payment. Any Voluntary Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds upon the request of the Fund, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments by the Fund

(a)	Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b) and 2(c), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b)	The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c)	Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any month shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Fund at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, (2) the Fund’s Operating Expense Ratio at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relate, or (3) the Fund’s Other Operating Expenses at the time of such Reimbursement Payment exceeds 1.00% of the Fund’s net asset value. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, shareholder servicing and/or distribution fees, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d)	The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund may deliver a notice. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(e)	All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)	Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ANTARES STRATEGIC CREDIT FUND II LLC

By:	/s/ Monica Kelsey
Name:	Monica Kelsey
Title:	Chief Financial Officer

ANTARES CAPITAL CREDIT ADVISERS LLC

By:	/s/ Donna Yip
Name:	Donna Yip
Title:	Vice President

[Signature Page to Expense Support and Conditional Reimbursement Agreement]